WinWholesale/Noland Q&A
Merger of Noland Company

The comments below were prepared so that WinWholesale companies can deliver a consistent and accurate answer if they are asked questions by vendors or other wholesalers, including employees at Noland Company branches.

Q. Why is WinWholesale merging with the Noland Company?
A. The Noland Company’s geographic reach complements WinWholesale’s existing locations. We believe the combination of the WinWholesale and Noland Company organizations will unlock growth opportunities for the combined companies and will provide additional service and value to all our customers.

Q. What are the specific benefits of the merger with Noland for WinWholesale?
A. Merging with the Noland Company will allow WinWholesale to strengthen our national presence in markets where we currently do not have as strong a reach as we would like, specifically in the southeast region of the United States. The Noland Company and WinWholesale fit like pieces of a puzzle, both geographically and in terms of the goods and services offered by the companies.

Q. How long have merger talks been going on between WinWholesale and Noland?
A. The first contact was made on January 3 of this year. Noland talked to a number of potential merger partners during that time period.

Q. By merging with Noland, a publicly-traded company, will WinWholesale use this opportunity to go public, as well?
A. No, WinWholesale has no plans to go public. And for good reasons. Going public is inconsistent with WinWholesale’s core strategy of local company ownership. Further, we don’t believe there are adequate benefits from a going-public strategy, particularly given the regulatory environment for public companies. In fact, we plan to make Noland a privately-held subsidiary of WinWholesale as soon as possible.

Q. Are you saying that you currently have no plans to take WinWholesale public?
A. We are not interested in pursuing a public strategy.

Q. How long will it take for Noland to become a privately-held subsidiary of WinWholesale?
A. Once the merger transaction is completed, which our counsel has advised could be as early as mid-May, we expect to take them private within a few weeks.

Q. How will you finance the Noland transaction?
A. The transaction is being financed through debt. JP Morgan is providing the financing.

Q. Is Noland profitable?
A. Yes. As a public company, that’s a matter of record. They have made a number of adjustments to changes in the market over the past few years, and have a very strong balance sheet.

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WinWholesale/Noland Q&A
Merger of Noland Company

The comments below were prepared so that WinWholesale companies can deliver a consistent and accurate answer if they are asked questions by vendors or other wholesalers, including employees at Noland Company branches.

Q. Why did Noland decide to make this move?
A. We can’t speculate about all their reasons for merging the company with WinWholesale but in our discussions, we believe they saw the same opportunities and the same benefits of compatibility and complementary services that we saw. But most founder-based companies eventually face challenges of how to perpetuate the existence of the company. WinWholesale faced this challenge a few years ago but worked through it.

Q. Do Noland and WinWholesale have exactly the same services or are there services that are exclusive to one or both companies? If so, which services are exclusive to which companies?
A. Not exactly the same. An obvious difference involves those services Noland Company requires as a public company, for Sarbanes-Oxley compliance, for example. But even then, much of Noland’s focus on internal controls that comes out of Sarbanes-Oxley compliance could be useful to the WinWholesale/Noland organization after the merger. Noland Company also has centralized receivables management. That’s something we don’t do. We place responsibility for receivables management in the hands of the Local Win Company presidents. Some presidents are better at this than others, and we expect to learn from Noland Company how best to integrate these services.

Q. Do you plan to sell off some of the services or locations of the Noland Company?
A. With such limited overlap in our locations, we don’t anticipate much in the way of changes, particularly in the near-term. The possibility of using Noland’s services and the footprint of the locations are what attracted us to Noland Company to begin with.

Q. Will you move the Noland headquarters from Newport News, Virginia to Dayton?
A. No. We expect to operate Noland from its current headquarters.

Q. Will you move any Noland personnel to Dayton?
A. Certainly we expect that there will be considerable visiting between Noland and WinWholesale. But we have not yet been able to talk with personnel at Noland and those discussions will really begin once the transaction is completed. So we don’t even know yet.

Q. Do you plan layoffs at either of the companies, but especially at Noland?
A. We have no plans to do this. From the limited amount of information we could learn about personnel at Noland, we see no reason to consider layoffs.

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WinWholesale/Noland Q&A
Merger of Noland Company

The comments below were prepared so that WinWholesale companies can deliver a consistent and accurate answer if they are asked questions by vendors or other wholesalers, including employees at Noland Company branches.

Q. Isn’t it customary when merging two similar organizations to eliminate redundant services and personnel?
A. We don’t believe this makes sense in our situation. From our perspective, this combination made sense precisely because we believe Noland is already strong in areas in which we believed WinWholesale needed to be stronger, such as property management, showroom design and receivables management. In the WinWholesale business model, services often perform best when they operate as cost centers and have to be marketed to the local Win companies because the companies have the option of going elsewhere for those same services. It is very possible that services that Noland Company can offer to WinWholesale companies will be provided on a fee basis.

Q. If you have no plans to lay off personnel, how will you gain operating efficiencies that customarily come as the result of a merger?
A. While operating efficiencies were never our primary motivation, we do expect to gain some buying efficiencies because of our increased share with key vendors. And we do expect to learn from what we believe to be Noland’s numerous strengths. We also expect to see growth, especially if we can start applying our business model to the Noland locations. A Local Win Company tends to find its own operating efficiencies, and demands more efficiency from the WinWholesale parent.

Q. Despite the fact that Noland is a publicly-traded company, Lloyd Noland III is still heavily involved in management. Will Lloyd stay on in his current roles?
A. At this time, we do not know. We believe Lloyd has been the only family member still significantly involved in Noland, though he’s made many contributions. We are sure that there is much we can learn from Lloyd, and we would like to believe that he will remain keenly interested in our success and the opportunities we hope to offer to Noland employees.

Q. Are there plans to transfer any members of WinWholesale’s senior management to Noland’s headquarters?
A. It’s reasonable to assume that some individuals from WinWholesale may transfer to Noland’s headquarters. But that depends in part on what Noland’s senior management chooses to do. And the individuals that go from WinWholesale to Noland’s headquarters may not necessarily be from senior management.

Q. Who at WinWholesale handled the negotiations?
A. We had two people involved initially. Ward Allen made sure the dollars made sense. Calvin Grout made sure the operating and market factors were such that both sides could expect to succeed.

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WinWholesale/Noland Q&A
Merger of Noland Company

The comments below were prepared so that WinWholesale companies can deliver a consistent and accurate answer if they are asked questions by vendors or other wholesalers, including employees at Noland Company branches.

Q. WinWholesale is offering a premium of approximately 52% over Noland’s closing market price on April 11, 2005. Isn’t that an exorbitant price for the company?
A. We carefully studied Noland and how it fits with WinWholesale’s market and business objectives. As a result, we ended up with a range within which we could make this work. And our offer came in within that range.

Q. Were there other bidders for Noland and, if so, what were their bids?
A. There were other bidders, but we won’t know the price ranges of their bids or the other terms of their bids.

Q. Was WinWholesale the highest bidder or were there other factors that Noland considered in agreeing to be acquired by WinWholesale?
A. We believe we were the highest bidder. We know Noland took account of other things in their evaluation of the bids, including whether the bidder had adequate financing for the transaction.

Q. WinWholesale has a distinctive business model in that it is really a collaboration of more than 400 distinct companies. How will the merger of Noland fit with that model?
A. Initially we will continue to operate Noland as it has been. It will be an investment, and because there is minimal overlap in markets, we don’t expect many conflicts between our local Win companies and Noland. However, over time, we expect that we will duplicate our local company ownership in some form within the Noland organization. We believe in that model and we think it will be effective at Noland.

Q. Will their branch locations become separate companies similar to the current WinWholesale business model?
A. We are very strong believers in our business model and in the benefits of ownership and self-responsibility as motivators to succeed. In other parts of the country, we have very successful company presidents who came to us from other wholesalers.

Q. Where will this acquisition place WinWholesale in size compared to their competitors?
A. WinWholesale is already consistently ranked in or near the top five in terms of sales. We may move up some, but there still will be a fair gap between us and the top two or three.

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WinWholesale/Noland Q&A
Merger of Noland Company

The comments below were prepared so that WinWholesale companies can deliver a consistent and accurate answer if they are asked questions by vendors or other wholesalers, including employees at Noland Company branches.

Q. Given your purchasing clout with the acquisition of Noland, shouldn’t you be able to command lower prices from your suppliers?
A. I think that our suppliers are generally willing to adjust prices to volumes. It’s the nature of our industry. But we never have been a company that wants to lean on a supplier for an extra five percent. I think where we may see some improvement is in their responsiveness to resolve problems. Plus, because we will represent a larger share of their overall volume, they should have a greater advantage if they help us automate the supply chain.

NOTE

     Shareholders of Noland Company are strongly encouraged to read the Tender Offer Statement on Schedule TO filed by Primus Inc. (dba WinWholesale Inc.)(“WinWholesale”) and Winvest Inc. (a subsidiary of WinWholesale) because it contains important information about the tender offer. Shareholders of Noland Company are also strongly encouraged to read the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Noland Company because it contains important information about the tender offer. Investors may obtain the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and any other documents filed with the Securities and Exchange Commission (the “SEC”) for free at the SEC’s website, www.sec.gov. The Tender Offer Statement on Schedule TO and related materials may also be obtained for free from Morrow & Co., Inc., the information agent for the offer, or from William Blair & Company, L.L.C., the dealer manager for the offer. The Solicitation/Recommendation Statement on Schedule 14D-9 and other materials filed by Noland Company may be obtained for free at Noland Company’s website, www.noland.com.

     This document may contain forward-looking statements about WinWholesale and Noland, including statements about the merger, the anticipated impact of the acquisition on Noland Company operations and financial results, and other projections within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties disclosed in Noland Company’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2004, that could cause actual results to differ materially from those projected in these forward-looking statements. These statements speak only as of the date of this document, and Noland Company and WinWholesale undertake no obligation to update or revise any of the statements, risks or reasons why actual results might differ. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

April 22, 2005

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